April 21, 2025 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)
Amendment no. 1 to pricing supplement dated April 11, 2025 to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated
April
13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least
Performing of the Nasdaq-100 Index
®
, the Russell 2000
®
Index
and the S&P 500
®
Index due October 16, 2026
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Notwithstanding anything to the contrary set forth in the pricing supplement dated April 11, 2025, related to the notes referred to above
(the “pricing supplement”), the Review Dates and Interest Payment Dates are as set forth below:
Review Dates*: May 12, 2025, June 11, 2025, July 11, 2025, August 11, 2025, September 11, 2025, October 13, 2025, November 11,
2025, December 11, 2025, January 12, 2026, February 11, 2026, March 11, 2026, April 13, 2026, May 11, 2026, June 11, 2026, July
13, 2026, August 11, 2026, September 11, 2026 and October 13, 2026 (final Review Date)
Interest Payment Dates*: May 15, 2025, June 16, 2025, July 16, 2025, August 14, 2025, September 16, 2025, October 16, 2025,
November 14, 2025, December 16, 2025, January 15, 2026, February 17, 2026, March 16, 2026, April 16, 2026, May 14, 2026, June
16, 2026, July 16, 2026, August 14, 2026, September 16, 2026 and the Maturity Date
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in
the accompanying product supplement
CUSIP: 48136DCF2
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.
• Pricing supplement dated April 11, 2025:
http://www.sec.gov/Archives/edgar/data/19617/000183988225022130/jpm_424b2-11745.htm
• Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
• Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
• Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
• Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm